UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2007
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware	77-0156584
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 26, 2007, Trident Microsystems, Inc. (the “Company”) received confirmation from the Nasdaq Listing Qualifications Panel (the “Panel”) that the Panel has determined that the Company has evidenced compliance with the exceptions contained in the Panel’s decision dated January 16, 2007, as modified on September 19, 2007, and that the Company is now in compliance with Nasdaq’s requirements for continued listing on The Nasdaq Stock Market. Accordingly, the Panel has determined to continue the listing of the Company’s securities on The Nasdaq Stock Market.
The Company issued a press release on November 29, 2007, disclosing its receipt of the confirmation of compliance from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1.
Item 8.01  Other Events.
On November 29, 2007, the Company announced the results of its annual meeting of stockholders, held on November 20, 2007. Approximately 86.6% percent of outstanding shares were represented at the meeting.
The directors nominated as Class II directors to hold office for a two-year term ending at our Annual Meeting to be held in 2009 and until their respective successors are elected and qualified, Mr. Millard Phelps and Mr. Brian R. Bachman, were each reelected to our Board of Directors as Class II directors. The directors nominated as Class III directors to hold office for a three-year term ending at our Annual Meeting to be held in 2010 and until their respective successors are elected and qualified, Mr. Glen M. Antle and Ms. Sylvia D. Summers, were each reelected to our Board of Directors as Class III directors. Each of these four nominees received votes in favor of their re-election representing more than a majority of shares voted.
Stockholders ratified the appointment of PricewaterhouseCoopers LLP as Trident Microsystems’ independent registered public accountants for the year ending June 30, 2008, with votes in favor of the proposal representing approximately 98 percent of the shares voted.
A copy of the press release announcing the results of the annual meeting of stockholders is attached hereto as Exhibit 99.1.
Item 9.01  Financial Statements and Exhibits.
     (c)     Exhibits.

Exhibit
No.	Description
Exhibit 99.1	Press release, dated November 29, 2007, concerning confirmation of compliance from The Nasdaq Listing Qualifications Panel and announcing results of the annual meeting of stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 29, 2007

TRIDENT MICROSYSTEMS, INC.
/s/ John S. Edmunds
John S. Edmunds
Chief Financial Officer

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